                                                                   Exhibit 10.10

                                SALES AGREEMENT

     This SALES AGREEMENT entered into on this September 4, 1992, between RMI TITANIUM COMPANY, a corporation duly incorporated and existing under the laws of Ohio, having its principal office at 1000 Warren Avenue, Niles, Ohio 44446, U.S.A. (hereinafter referred to as "RMI"), OSAKA TITANIUM CO., LTD., a corporation duly incorporated and existing under the laws of Japan, having its principal office at 1, Higashihama-cho, Amagasaki, Hyogo 660, Japan (hereinafter referred to as "OTC"), SUMITOMO CORPORATION, a corporation duly incorporated and existing under the laws of Japan, having its principal office at 5-33, Kitahama 4-chome, chuo-ku, Osaka, 541 japan (hereinafter referred to as "SC"), and SUMITOMO CORPORATION OF AMERICA, a corporation duly incorporated and existing under the laws of New York, having its principal office at 345 park Avenue, New York, N.Y., U.S.A. (hereinafter referred to as "SCOA").

                                  WITNESSETH:

     WHEREAS, RMI requires a stable supply of products (as hereinafter defined), and

    WHEREAS, OTC is desirous of selling products to RMI through SC and SCOA throughout the term hereof on the terms and conditions set forth hereinafter.

    NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE 1

                                   DEFINITION

    1.1 As used in this Agreement, the following terms shall have the meanings as specified below:

      "Calendar Year" means each year from 1st January to 31st December, the first of which is the year of 1st January, 1992, to 31st December, 1992.

      "Quarter" means any three month period of 1st January to 31st March, 1st April to 30th June, 1st July to 30th September or 1st October to 31 December.

      "Products" means premium titanium sponge produced by OTC.

      "Specification" means the specification of Products specified in the latest revision, dated 11/15/91, MS-130--OS, which is attached hereto as Appendix A and as amy be mutually modified from time to time.

      "Grade 1 Products" means the specifications given in Appendix A attached hereto.

      "Grade 2 Products" means the specifications given in Appendix A attached hereto.

                                   ARTICLE 2

                               SALES AND PURCHASE

    2.1 OTC agrees to sell and deliver to RMI through SC and SCOA, and RMI agrees to purchase Products upon the terms and conditions hereinafter set forth.

    2.2 The Products sold to RMI under this Agreement shall be imported by RMI solely under the Temporary Importations under Bond (TIB) (hereinafter referred to as "TIB") for production of titanium products.

    2.3 The Products sold to RMI under this Agreement shall be used directly or indirectly by RMI for its production of titanium products and shall not be resold to any third party prior to being processed into titanium products, except as may otherwise be agreed upon by the parties hereto to be executed with RMI's assuming all responsibilities.

    2.4 RMI shall be responsible for the importation of Products under TIB procedures. All costs and/or loss resulting from RMI's failure to obtain exemption on the payment of duties pursuant to TIB procedures by any fault of RMI shall be borne by RMI. All costs and/or loss related to TIB procedures resulting from any fault of OTC, SC or SCOA shall be borne by that party. In the event that a party learns of any procedural problem, that party shall immediately notify the other party of the problem, in which event the parties shall have the right to immediately suspend this Agreement until the problem is resolved. In the event that a change in the legal systems or tax or customs laws creates a new category of tax, duty or charge, the parties hereto shall negotiate in good faith as to how to deal with the case.

                                   ARTICLE 3

                                    DELIVERY

    3.1 The Products shall be delivered by SCOA to RMI's plant at Niles, Ohio, or such other place(s) in the U.S.A. as agreed upon between the parties (hereinafter referred to as the "Delivery Place").

                                   ARTICLE 4

                                    QUANTITY

    4.1 RMI shall provide to OTC, SC and SCOA its best good faith estimate of the quantity of Products to be purchased and shipped in each Calendar Year not later than the end of October of the preceding Calendar Year.

    4.2 The quantity of Products to be shipped in each Quarter shall be agreed upon between the parties not later than the 15th day of the second month of the previous Quarter. RMI agrees to give OTC reasonable advance notice to enable OTC to increase its production capabilities to produce substantially increased quantities of the Products.

    4.3 It is the intent of the parties that the quantities be somewhat reasonably equal per Quarter.

    4.4 The aggregate quantity of Grade 1 Products to be shipped in each Quarter shall not exceed [**] of the aggregate quantity of Products to be shipped in each Quarter. The remaining quantity of products shall be Grade 2 Products.

** Confidential treatment has been requested

                                   ARTICLE 5

                               PURCHASE QUANTITY

    5.1 Subject to the provisions of Section 5.2 and 8.1, RMI shall purchase and OTC shall sell products at the price stipulated in Article 7 hereof, for the first [**] (the "Minimum Quantity"), for each of the Calendar Years 1992 to 1999, subject to RMI's best efforts and to appropriate approvals for the utilization of such Products by RMI's customers.

    5.2 In the event that RMI's requirements for titanium sponge for use in the production of titanium products are reduced for commercial or economic reasons below the Minimum Quantity, RMI shall only be obligated, except as set forth herein, to purchase Products to the extent of 100% of its requirements of titanium sponge for use in the production of titanium products to be exported. Thus, if RMI does not have export sales requirements for titanium sponge, this Agreement shall not be deemed to be a "take or Pay".

    5.3 For each of the Calendar Years 1992 to 1999, RMI shall have the right to purchase Products from OTC, for the quantity exceeding the Minimum Quantity as stipulated in Section 5.1 and up to the quantity of four (4) million pounds (4,000,000 lbs.), that is to say, the next three (3) million lbs. over the Minimum Quantity (the "Option Quantity"), at the price stipulated in Article 7 hereof. Provided, however, that in the event that any third party offers the

** Confidential treatment has been requested

Products to RMI at a price that is lower than the price applicable to the Option Quantity, RMI shall notify OTC, SC and SCOA of the price and other terms, and OTC shall have the right of first refusal to sell the Products at the same price offered by such third party for the portion of the Option Quantity. OTC shall reply to RMI, within three (3) business days after receipt of such notice from RMI, whether OTC decides to exercise its right of first refusal.

    5.4 In addition to and in excess of the aggregate of the Minimum Quantity and the Option Quantity, RMI may purchase Products from OTC for the quantity exceeding four (4) million pounds (4,000,000 lbs.) and up to six (6) million pounds (6,000,000 lbs.) that is to say, the next two million pounds (the "Additional Quantity"), for each of the Calendar Years 1992 to 1999, at the price which OTC offers to RMI or the price agreed between the parties.

    5.5 For purposes of this Article 5 and Article 6 only, Products shall be deemed to be sold and purchased when shipment of Products shall be made by OTC or SC. Title to and risk of loss of Products is as defined in Article 10.

                                   ARTICLE 6

                                PURCHASE ORDERS

    6.1 The sale of Products under this Agreement during each Quarter shall be made by execution of individual Purchase Orders between RMI and SCOA (hereinafter each is referred to as a "Purchase Order").

    6.2 The Purchase Orders for Products to be shipped in each Quarter shall be made not later than the 15th day of the second month of the previous Quarter.

    6.3 In the Purchase Order, among other things, the quantities of Products and the approximate date of shipment by OTC from Japan for delivery to the Delivery Place shall be stipulated.

    6.4 Each Purchase Order shall be deemed to incorporate the terms and conditions set forth in this Agreement. If there is any conflict or difference in interpretation between this Agreement and any Purchase Order, the terms and conditions of this Agreement shall supersede those of said Purchase Order.

                                   ARTICLE 7

                                     PRICE

    7.1 The price for all Products purchased and sold pursuant to this Agreement shall be in U.S. Dollars per pound FOB the Delivery Place (the "Price"), unless otherwise agreed to by the parties hereto in connection with Paragraph 7.6. The parties agree to discuss, as appropriate, the imposition, if any, in the U.S.A. of charges and taxes.

    7.2  The Price of Products for the Calendar Year of 1992 shall be [**]

    7.3 The Price for the Calendar Years 1993 and 1994 shall be calculated as follows:

** Confidential treatment has been requested

         (i) The provisional Price of Products shall be mutually agreed at the time of execution and delivery of each Purchase Order.

         (ii) The final Price of Products shall be determined based on the annualized quantity of "Consumption of Mill Products (Net Shipment)" for the Quarter in which the shipments of Products are made as reported by the U.S. Department of the Interior, Bureau of Mines (hereinafter referred to as the "Mill Product Shipment Quantity") and, depending on the relevant Mill Product Shipment Quantity, shall be as follows:

Mill Products Shipment Quantity                     Price
-------------------------------                     -----
   (a)  Under 40 million pounds                     [**]

   (b)  From 40 million pounds to,
        but not including, 45
        million pounds                              [**]

   (c)  From 45 million pounds to,
        but not including, 50
        million pounds                              [**]

   (d)  50 million pounds and over                  [**]


        (iii) A detailed, permanent method and procedure for handling final Price adjustments hereunder shall be mutually agreed not later than the end of January, 1993.

         (iv) Unless otherwise agreed pursuant to Article 8, the maximum price for Calendar Years 1993 and 1994 shall in no event exceed US [**] of Products.

    7.4 The Price for Products for each of the Calendar Years 1995 to 1999 shall, at RMI's option, after discussion among the parties, be either (a) market price under similar conditions as

** Confidential treatment has been requested determined in the market place by reputable supplier in the United States, Japan or England, or (b) indexed based on a 1994 base price, plus on an OTC cost (such as electricity, ore and labor, not volume related) (as audited) increase (related to 1993 and 1994) factor, or based on such appropriate documentation as may be reasonably required, or some other mutually agreeable method of verification.

        7.5 The Price of Products for each Calendar Year shall be applicable to Products that are shipped within such Calendar Year.

        7.6 If at any time during the term of this Agreement, OTC offers Products to third parties under similar conditions (considering sales volume, terms of sale and other relevant matters), at a price that is lower than the Price then in effect for quantities of Products delivered to RMI pursuant to this Agreement, than the price payable by RMI shall be adjusted to reflect such lower price for such period during the term hereof, as such lower price persists and for such quantity as is sold to such third party at such lower prices.

                                ARTICLE 8

                           EXCHANGE RATE CHANGE


        8.1 In the event that the average of the closing exchange rates on the first eight trading days of the second month of any Quarter on the New York Foreign Currency Exchange is outside the range of [**] then RMI, OTC, SC and SOCA shall negotiate in good faith and choose one of the following methods for redetermining the Price of Products to be shipped in the succeeding Quarter(s):

        (i)  Renegotiation of the Price.

** Confidential treatment has been requested

        (ii) Sharing the foreign exchange profit and loss arising outside such range by RMI and OTC on a fifty-fifty basis.

        (iii) Suspending the execution of any additional Purchase Orders and, to the extent appropriate, reducing the Minimum Quantity, until the point in time indicated in Section 8.2 hereof. If by the 15th day of the second month of the Quarter in which the exchange rate is outside such range, the parties have not agreed on a method for redetermining the Price or have not agreed on a redetermined Price, then clause (iii) of this Section 8.1 shall apply.

        8.2 After the suspension of the execution of additional Purchase Orders when the average of the closing exchange rates on the first eight trading days of the second month of any Quarter on the New York Foreign Currency Exchange is within the range of [**] the execution of Purchase Orders and the purchase and sale of Products to be shipped in the relevant succeeding Quarter shall be made in accordance with the terms and conditions of this Agreement.

        8.3 In the event that the purchase and sale of Products is suspended in accordance with Section 8.1 hereof, the Minimum Quantity and the Option Quantity of Products for each Calendar Year shall be reduced by one-fourth of the Minimum Quantity and the Option Quantity for each Quarter for which the sale and purchase of Products is suspended.

** Confidential treatment has been requested

                              ARTICLE 9

                               PAYMENT

        9.1 Unless RMI and SCOA otherwise agree and so provide in any Purchase Order, any payment of the Price for Products to be shipped in Calendar Year of 1992 shall be made by RMI to SCOA in cash within thirty (30) days after delivery of the Products to RMI at the Delivery Place.

        9.2 Unless RMI and SCOA otherwise agree and so provide in any Purchase Order, for the payment of the Price of Products to be shipped in Calendar Years of 1993 and 1994, the provisional Price shall be paid within thirty (30) days after the date of delivery of Products to the Delivery Price, and the adjustment of the difference between provisional Price and final Price shall be made after the final Price shall be decided in accordance with Article 7 hereof.

                              ARTICLE 10

                            TITLE AND RISK

        10.1 Title and risk of loss of or damage to Products shall pass from SCOA to RMI when Products are delivered to RMI at its loading dock at the Delivery Place.

                              ARTICLE 11

                           CUSTOMS CLEARANCE

        11.1 All Products to be sold to RMI under this Agreement shall be imported by RMI in full compliance with TIB procedures as long as these are effective and as they may be modified from time to time.

        11.2 RMI shall be responsible, as importer of record, for the customs clearance of Products under TIB procedures.


        11.3 SCOA shall provide RMI with the documents necessary for the customs clearance of Products under TIB procedures.


                                 ARTICLE 12

                                  WARRANTY

        12.1 OTC hereby warrants that Products shall conform to the Specifications. EXCEPT FOR THE FOREGOING, NO OTHER WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF
MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IS MADE BY OTC, SC OR
SCOA.


        12.2 RMI shall, in claiming breach of warranty on the part of OTC hereunder, submit to SCOA, SC and OTC such proof as shall be reasonably required by OTC.


                                ARTICLE 13

                                   TERM

        13.1 The term of this Agreement shall commence on January 1, 1992 and remain effective for a period of eight (8) Calendar Years until December 31, 1999.

        13.2 This Agreement shall be automatically terminated when any of the following event occurs:

        (i) OTC, or its subsidiary or affiliate, is able to supply RMI with titanium sponge products from a plant constructed and owned by a joint venture company or partnership, in which RMI is shareholder or partner, directly or indirectly.

        (ii) The import into the U.S.A. of Products in compliance with TIB is prohibited by any applicable law or regulation of the U.S.A., or TIB becomes subject to an antidumping order or duties.

        (iii) Subject to OTC's notice to RMI at least one (1) year in advance, OTC discontinues the production of titanium sponge.

        (iv) Subject to RMI's notice to OTC at least one (1) year in advance, RMI discontinues the production of titanium products.

                             ARTICLE 14

                            TERMINATION

        14.1 Any party may forthwith terminate this Agreement and/or any Purchase Order by notice to such effect to the other parties if any other party commits a material breach of any of the terms or conditions of this Agreement and/or any Purchase Order and fails to commence efforts to remedy same within thirty (30) days, or fails to remedy the same within ninety (90) days, after notice from a party not in breach setting out the nature of such breach and demanding that the same be remedied.

        14.2 Any party may forthwith terminate this Agreement and/or any Purchase Order by notice to such effect to the other parties if bankruptcy, insolvency or reorganization proceedings, or any other proceedings analogous in nature or effect are instituted by or against any other party, or if any party is dissolved or liquidated, whether voluntarily or involuntarily, or if a receiver or trustee is appointed for all or for a substantial part of the assets of any other party or if any other party makes an assignment for the benefit of creditors generally.

        14.3 In the event a significant and material change in the circumstances should arise which imposes or will impose hardship or impracticability upon a party or parties hereto in performing after January 1, 1995, the obligations hereunder or under any Purchase Order, any such party or parties may propose amendment of the terms and conditions of this Agreement and all parties should immediately start to discuss in good faith on such amendment. If the parties fail to agree on amendment of the terms and conditions of this Agreement within three (3) months from the date of proposal, any such party or parties may terminate this Agreement with a twelve (12) months prior to notification to the other party or parties. Such notification cannot be made until after the end of the three (3) month period of discussions.

                                ARTICLE 15

                 RIGHTS AND OBLIGATIONS AFTER TERMINATION


        15.1 If this Agreement is terminated for whatever reason, the parties hereto shall fulfill all outstanding Purchase Orders which have not been canceled pursuant to Article 14 hereof.

        15.2 No termination of this Agreement for whatever reason shall affect any right of any party which has accrued prior to the date of such termination with respect to any sale and purchase of Products prior to the effective date of termination.

        15.3 No termination of this Agreement or any Purchase Order shall terminate or limit the effect of Article 10, Article 11, Article 12, Article 16 (except as limited by Section 16.2), Article 18, all of which shall survive any such termination.


                                ARTICLE 16

                             CONFIDENTIALITY


        16.1 The parties hereto consider this Agreement and all of its terms and conditions to be confidential. Except as may have been or shall be authorized in writing, or as hereinafter mentioned, each of the parties hereto shall keep confidential and shall not use otherwise than in the performance of this Agreement, and shall take all reasonable steps to ensure that its employees keep confidential and not use, except as aforesaid, all information supplied to them or which they have learned during the negotiations leading to this Agreement or learned hereafter concerning the business of the others, except only information already known to the receiving party at the time of receipt and obtained from sources not subject to any confidentiality undertaking, information made publicly available by the supplying party and information coming into the public domain other than through the fault of the receiving party.

        16.2 The obligation as stipulated in Section 16.1 shall survive the termination of this Agreement for five (5) years after any termination of this Agreement.

        16.3 Nothing herein shall preclude disclosure of information to the extent that the disclosure is required to be made under statutory laws or regulations in force in the country in which the disclosure is made.

                                ARTICLE 17

                              FORCE MAJEURE

        17.1 No party shall be liable for failure to perform or delay in performing all or any part of its obligations under this Agreement, or of any Purchase Order which failure or delay effects its respective operations, to the extent that they are unable to perform and is directly or indirectly due to any cause or circumstance beyond the reasonable control of such party including, without limitation, acts of God, fire, flood, storms, earthquake, typhoon, tidal wave, laws, governmental orders, regulations, sanctions or restrictions, war (whether declared or not), armed conflict, hostilities, mobilization, blockade, embargo, detention, revolution, riot, lockout, strike or other labor dispute, unavailability of transportation, unavailability of raw material for reason beyond the control of OTC, SC or SCOA or unforeseen severe plant breakdown but not including normal scheduled maintenance. The party affected by an event of Force Majeure shall promptly notify the other parties hereto, in writing, as to its commencement and termination. The party so affected shall take reasonable steps to resume performance hereunder with the least possible delay.

        17.2 If any of the events set forth in the preceding Section 17.1 occurs and the failure or delay caused thereby cannot be cured within thirty
(30) days, any party may terminate any Purchase

Order affected thereby; provided always that the contracted quantity in the Purchase Order as so terminated shall be deemed to have been sold and purchased only for the purpose of determining whether the purchase quantity and maximum quantity have been sold and purchased.

                                   ARTICLE 18

                                  ARBITRATION

     18.1 All disputes, controversies and differences which may arise between the parties out of or in relation to or in connection with this Agreement and/or any Purchase Order shall be settled amicably. If settlement is not reached between the parties hereto, it shall be exclusively submitted to and finally settled by arbitration to be conducted in the city of Brussels, Belgium by three arbitrators in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce, Paris. The award shall be final and binding upon both parties and not subject to any appeal.

                                   ARTICLE 19

                                 GOVERNING LAW

     19.1 This Agreement and any Purchase Order shall be in all respects governed by the laws of the State of New York, U.S.A. applicable to agreements made and to be performed entirely in such State.

                                   ARTICLE 20

                                ENTIRE AGREEMENT

     20.1 This Agreement constitutes the entire agreement between the parties hereto regarding the subject matter contained herein and wholly cancels, terminates and supersedes all previous negotiations, agreements and commitments, whether formal or informal, oral or written, with respect to the subject matter hereof. The parties recognize that, for administrative purposes, documents, such as Purchase Orders, acknowledgements, invoices and similar documents, may be used during the time this Agreement is in force; in no event shall any term or condition contained in any such administrative documents be interpreted as amending or modifying the terms of this Agreement whether such administrative documents are signed or not.

                                   ARTICLE 21

                                   AMENDMENTS

     21.1 This Agreement shall not be amended, changed or modified in any manner except by an instrument in writing signed by duly authorized representatives of all parties hereto.

                                   ARTICLE 22

                                   ASSIGNMENT

     22.1 The provisions of this Agreement shall bind and inure to the benefit of each of the parties hereto and their respective successors and assigns. No party shall assign, transfer or otherwise dispose of its rights or obligations under this Agreement or a Purchase Order, in whole or in part, without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

                                   ARTICLE 23

                                   NO WAIVER

     23.1 No failure to exercise or delay in exercising any right or remedy under this Agreement or under any Purchase Order by any party shall operate as a waiver thereof or of any other right or remedy which such party may have hereunder or thereunder, nor shall any single or partial exercise of such right or remedy preclude any further exercise thereof or of any other right or remedy which such party may have hereunder or thereunder.

     23.2 The rights and remedies provided herein are cumulative and not exclusive of any rights and remedies provided by law, in equity or otherwise.

                                   ARTICLE 24

                                  SEVERABILITY

     24.1 In the event that any provision or any portion of any provision of this Agreement is adjudged by an arbitrator or arbitrators selected as provided in Article 18 to be invalid, illegal or unenforceable under the laws of the State of New York, such provision or portion thereof shall be deemed to be deleted from this Agreement and the validity of the remainder of this Agreement shall remain unaffected thereby.

     24.2 If any provision of this Agreement, or the application thereof to any party hereto, is held illegal, unenforceable, or otherwise invalid by government promulgation, such holding shall not affect the other provisions or application of this Agreement which can be given effect without the invalid provision; provided that the parties shall promptly negotiate in good faith as to adjustments in this Agreement as may be necessary to make it fair and reasonable. Notwithstanding the foregoing and notwithstanding the Section 24.1, this Agreement shall be forthwith terminated in the event that the Subsection 13.2 (ii) of Article 13 (in whole or part) is held illegal, unenforceable or invalid by any judgment or action of any government, court, arbitrator or any other competent systems, or by government promulgation.

                                   ARTICLE 25

                                    NOTICES

     25.1 All notices, requests or other communications required or permitted to be given hereunder shall be in writing in the English language and shall be sent by registered airmail, postage prepaid, or telex or facsimile (with confirmation by registered airmail, postage prepaid) to the other party at its address set forth below or to such other address as may from time to time be notified by either party to the other in accordance with this Article 25:

                     If to OTC:
                        Osaka Titanium Co., Ltd.
                        1, Higashihama-cho, Amagasaki
                        Hyogo 660, Japan
                        Fax No.: (06) 414-2021
                            Attn: General Manager
                                  Titanium Sales Department

                     If to RMI:
                        RMI Titanium Company
                        1000 Warren Avenue
                        Niles, Ohio 44446
                        Fax No.; (216) 544-7701
                            Attn: L. Frederick Gieg, Jr.
                                  President
                                  (with a copy to the Vice President,
                                  General Counsel and Secretary

                     If to SC:
                        Sumitomo Corporation
                        5-33, Kitahama 4-chome, Chuo-ku, Osaka 541
                        Japan
                        Fax No.: (06) 220-7765
                            Attn: General Manager
                                  Osaka Non-Ferrous
                                  Metals Department

                     If to SCOA:
                        Sumitomo Corporation of America
                        One California Street
                        Suite 2300
                        San Francisco, CA 9411-5493
                        Fax No.: (415) 788-5424
                             Attn: Mark Adachi
                                   Group Product Manager
                                   Non-Ferrous Metals

     25.2 All notices shall be deemed to have been given duly transmitted by telex with confirmed answerback, or when a legible copy is received by facsimile or seven (7) days after being deposited in the mail, postage prepaid and sent registered mail, as the case may be.

                                   ARTICLE 26

                                    HEADINGS

     26.1 The headings of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation hereof.


                                   ARTICLE 27

                              COMPLIANCE WITH LAWS

     27.1 RMI, OTC, SC and SCOA shall be responsible for compliance with all applicable Federal, State, local and foreign law, ordinances and regulations applicable to the subject matter covered hereunder and each party shall indemnify and save the other parties harmless from any and all liability arising from such party's non-compliance with any such laws, ordinances and regulations.


                                   ARTICLE 28

                       CURTAILMENT OF RMI'S REQUIREMENTS

     28.1 In the event that RMI's requirements of titanium sponge are suspended or significantly curtailed by reason of a shutdown or substantial curtailment of production at RMI's Niles Facility, RMI shall, depending on the particular circumstances, give OTC reasonable written notification, depending on the circumstances, prior to the commencement of such suspension or curtailment of titanium sponge deliveries.

                                   ARTICLE 29

                                    RECORDS

     29.1 OTC, SC and SCOA agree to maintain all records pertaining to Purchase Orders and/or releases, invoices and payment as related to RMI's agreement activity for a minimum period of two (2) years following completion of Agreement and/or Purchase Orders issued hereunder.

                                   ARTICLE 30

                       SPONGE SALES AFTER JANUARY 1, 2000

     30.1 The sale of OTC's titanium sponge to RMI after January 1, 2000, and pricing thereof, shall be stipulated in an agreement to be negotiated and concluded, if any, separate from this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives on the day and year first above written.

     RMI TITANIUM COMPANY                   OSAKA TITANIUM CO., LTD.

By: /s/ L. FREDERICK GIEG, JR.          By: /s/ REGINO MORI
    --------------------------              ----------------------------


Title: President and                    Title: President
       Chief Executive Officer

Dated: 9/4/92                           Dated: 9/4/92


ATTEST:                                 ATTEST:

By: /s/ Juxxxxxx xxxxx                  By:
   ---------------------------              ----------------------------
   Secretary


                                        SUMITOMO CORPORATION


                                        By: /s/ Robert MXXXXXXX
                                            ----------------------------

                                        Title: General Manager

                                        Dated: 9/4/92


                                        SUMITOMO CORPORATION OF AMERICA


                                        By: /s/ XXXXX MXXXXXXX
ATTEST:                                     ----------------------------

                                        Title: Group Product Manager

By:                                     Dated: 9/4/92
   -------------------------